Exhibit 99.2

UNAUDITED PROFORMA FINANCIAL INFORMATION

SANDRIDGE PERMIAN TRUST

On October 13, 2020, Avalon Energy, LLC (“Avalon”) notified SandRidge Permian Trust (the “Trust”) that on October 12, 2020, Avalon and Montare Resources I, LLC (“Montare”) entered into a Purchase and Sale Agreement, effective as of September 1, 2020, whereby Avalon sold wells and related assets associated with certain of its interests in specified oil and natural gas properties located in Andrews County, Texas (the “Underlying Properties”) to Montare, unburdened by the applicable portion of the royalty interests held by the Trust (the “Royalty Interests”), for approximately $4.9 million in accordance with Avalon’s contractual rights set forth in the Amended and Restated Trust Agreement governing the Trust and the conveyancing documents pursuant to which the Royalty Interests were conveyed to the Trust (the “Conveyances”) (the “Montare Sale”).

The following unaudited proforma financial information reflects adjustments to the Trust’s historical financial results. The Trust financial statements differ from those prepared in accordance with accounting principles generally accepted in the United States (GAAP) as the Trust records revenues when cash is received (rather than when earned) and expenses when paid (rather than when incurred) and may also establish reserves for contingencies, which would not be accrued in financial statements prepared in accordance with GAAP. This comprehensive basis of accounting other than GAAP corresponds to the accounting permitted for royalty trusts by the United States Securities and Exchange Commission as specified by Staff Accounting Bulletin Topic 12: E, Financial Statements of Royalty Trusts. The unaudited proforma statement of assets and trust corpus at September 30, 2020 has been prepared with the assumption that the Montare Sale occurred effective September 30, 2020. The unaudited proforma statements of distributable income for the twelve months ended December 31, 2019 and the nine months ended September 30, 2020 have each been prepared with the assumption that the Montare Sale occurred effective January 1, 2019 (for production periods starting September 1, 2018).

The historical column in each of the unaudited proforma statement of assets and trust corpus and the unaudited proforma statements of distributable income reflect the Trust’s historical financial statements for the periods presented and do not reflect any adjustments related to the Montare Sale. Adjustments and estimates underlying the proforma adjustments column are described in the accompanying footnotes.

The unaudited proforma financial information does not purport to be indicative of the results of operations or the financial condition which would have actually resulted if the Montare Sale actually occurred on the dates presented or to project the Trust’s result of operations or financial position for any future period. The unaudited proforma financial information is not predictive of future results of operations or financial condition of the Trust, as the Trust’s future results of operation and financial condition may differ significantly from the proforma amounts reflected herein due to a variety of factors.

PROFORMA STATEMENTS OF ASSETS AND TRUST CORPUS (Unaudited)

(In thousands, except unit data)

	September 30, 2020
	Historical	Adjustment		Proforma
ASSETS
Cash and cash equivalents (1)	$3,290		$4,874	$8,164
Net investment in royalty interests (2)	15,304		(4,874)	10,430
Total assets	$18,594	$	---	$18,594
TRUST CORPUS
Trust corpus, 52,500,000 units issued and outstanding	$18,594	$	---	$18,594

(1)	Cash from the Montare Sale will be distributed in the first quarter of 2021 in accordance with the terms of the Conveyances.

(2)	Book value of net investment in royalty interests was written down to fair value as of September 30, 2020.

STATEMENTS OF DISTRIBUTABLE INCOME (Unaudited)

(In thousands, except per unit data)

	Nine Months Ended September 30, 2020
	Historical	Adjustments	Proforma
Revenues
Royalty income (1)(2)	$6,956	$(5,422)	$1,534
Total revenues	6,956	(5,422)	1,534
Expenses
Post-production expenses (2)	26	(21)	5
Production taxes (2)	334	(260)	74
Property taxes (3)	1,676	(534)	1,142
Franchise taxes	36	—	36
Trust administrative expenses	1,462	—	1,462
Cash reserves used for Trust expenses, net of amounts withheld	(1,443)	—	(1,443)
Total expenses	2,091	(815)	1,276
Distributable income available to unitholders	$4,865	$(4,607)	$258
Distributable income per unit (52,500,000 units)	$0.092		$0.005

	Twelve Months Ended December 31, 2019
	Historical	Adjustments	Proforma
Revenues
Royalty income (1)(2)	$22,442	$(18,554)	$3,888
Total revenues	22,442	(18,554)	3,888
Expenses
Post-production expenses (2)	50	(42)	8
Production taxes (2)	1,061	(879)	182
Property taxes	—	—	—
Franchise taxes	47	—	47
Trust administrative expenses	1,734	—	1,734
Cash reserves withheld for Trust expenses, net of amounts used	2,261	—	2,261
Total expenses	5,153	(921)	4,232
Distributable income available to unitholders	$17,289	$(17,633)	$(344)
Distributable income per unit (52,500,000 units)	$0.329		$(0.007)

(1)	Total historical revenues for the seven calendar quarters from January 1, 2019 to September 30, 2020 were approximately $29.4 million. Total pro-forma revenues for the same period were approximately $5.4 million. Of the total difference in revenues of approximately $24.0 million, 41.7% is attributable to production declines resulting from mechanical and normal reservoir declines occurring prior to the Montare Sale.

(2)	Pro forma adjustment based on actual, recorded royalty income and expenses associated with the royalty interests sold.

(3)	Pro forma adjustment based on decrease in fair value of the remaining properties in relation to the total fair value for the respective periods.